Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

May 26, 2005

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Results of 2005 Shareholders’ Meeting and Dividend Declarations

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, held its annual shareholders’ meeting today at the Grand Colonial Restaurant, Clinton, New Jersey.  The Company’s shareholders elected Wayne Courtright, David D. Dallas, Robert H. Dallas, II and Peter E. Maricondo, each a current member of Unity’s Board, to serve a new term on the Board of Directors.

James A. Hughes, President and CEO of Unity Bancorp presented financial performance highlights for 2004 and the first quarter of 2005.  He announced that the Board of Directors declared a 5 percent stock dividend payable on June 30, 2005, to all shareholders of record as of June 15, 2005.  In addition, Mr. Hughes announced a 25 percent increase in the cash dividend to $.05 per common share.  This dividend is payable on July 29, 2005, to shareholders of record as of July 15, 2005.  “The stock dividend and increased cash dividend payments represent our commitment to paying out appropriate dividends to our loyal shareholders,” said Mr. Hughes.

Mr. Hughes announced during the Annual Meeting that Unity will be expanding its retail branch network with the anticipated establishment of its fourteenth branch, subject to regulatory approval, in Washington, New Jersey.  In addition, Unity is committed to expanding its franchise by 1 to 3 branches per year.  “Expansion of our retail network will improve the long-term value of our franchise for our shareholders and customers,” said Mr. Hughes.

Mr. Hughes announced that Unity has reactivated its approved stock repurchase plan and has recently begun purchasing Unity’s stock in the open market.  “We believe that purchasing our common stock at current levels will have a positive effect on earnings per share and return on equity,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $526 million in assets and $448 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.